EXHIBIT 2.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (“Agreement”) is dated as of January 25, 2019, and is by and among Target Group Inc., a Delaware corporation (“Company”), CannaKorp, a Delaware corporation (“CannaKorp”), David Manly, solely in his capacity as the Stockholder Representative hereunder, and those CannaKorp Stockholders (as such term is defined below) that elect to execute a joinder agreement hereto and thereby become parties to this Agreement in accordance with its terms (such CannaKorp Stockholders, collectively the “Exchanging Stockholders” and each individually an “Exchanging Stockholder”).

R E C I T A L S

A.        The stockholders of CannaKorp (“CannaKorp Stockholders”) own, collectively, 100% of the issued and outstanding capital stock of CannaKorp (“CannaKorp Shares”), and the Exchanging Stockholders desire to exchange their respective amounts of the CannaKorp Shares for Company Shares, as hereinafter defined, pursuant to the terms and conditions of this Agreement.

B.       The Company is a corporation whose shares are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and its common stock is currently quoted on the OTCQB market under the symbol “CBDY,” and has or will promptly take all commercially reasonable efforts and steps needed to become a listed company in Canada on the Canadian Securities Exchange.

C.       The Board of Directors of the Company has adopted resolutions approving the Company’s acquisition of the CannaKorp Shares in exchange for the issuance of the Company Shares, as hereinafter defined, upon the terms and conditions hereinafter set forth in this Agreement (“Exchange”).

D.       It is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations corresponding thereto, so that the Exchange shall qualify as a tax-free transaction under the Code.

A G R E E M E N T

NOW, THEREFORE, the parties agree as follows:

I. THE EXCHANGE

1.01        Exchange. Upon the terms and subject to the conditions of this Agreement, the Exchanging Stockholders will sell, convey, assign and transfer to the Company the CannaKorp Shares, and as consideration therefore, the Company will issue to the Exchanging Stockholders stock certificates or book entry confirmations representing up to 30,000,000 shares (“Company Shares”) of common stock, par value US$0.001 per share to each Exchanging Stockholder on a pro rata basis, based on such Exchanging Stockholder’s beneficial ownership of the CannaKorp Shares, with the amount of Company Shares to be delivered to each Exchanging Stockholder to be as set forth on the signature pages hereto. The Company Shares are based on a price per share of $0.10. For clarity and for the avoidance of doubt, the Company will issue all 30,000,000 Company Shares in exchange for one hundred percent (100%) of the CannaKorp Shares; in the event that fewer than all CannaKorp Stockholders agree to become Exchanging Stockholders, the Company will exchange such percentage of the 30,000,000 Company Shares that corresponds to the percentage of outstanding CannaKorp Shares exchanged in connection with the Exchange by the Exchanging Stockholders. As a result of the Exchange, CannaKorp will become a subsidiary of the Company. The Company, for U.S. federal income tax purposes, has taken the necessary steps so that the Exchange may qualify as a tax-free transaction under Section 368(a)(1)(B) and/or Section 351 of the Code, and the parties hereto agree to report and take all necessary actions consistent therewith for tax purposes, to treat the Exchange and the transactions contemplated in this Agreement as a Section 368(a)(1)(B) reorganization.

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1.02.       Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Sections 6.01 and 6.02 of this Agreement, the Closing of the Exchange (“Closing”) shall take place at the corporate offices of the Company in Vaughn, Ontario, Canada, at such other date and place as the parties may designate, and/or through the electronic delivery of all applicable documents and signatures. The date upon which the Closing occurs is referred to herein as the “Closing Date”.

1.03.       Deliveries at Closing. At the Closing, the following shall occur:

(a)       The Company shall issue and deliver the Company Shares to the Exchanging Stockholders or their legal representative.

(b)       The Company shall deliver to the Exchanging Stockholders the following: (i) a copy of resolutions duly adopted by the Board of Directors of the Company authorizing and approving the Exchange, the issue of the Company Shares, and the execution, delivery and performance of this Agreement; (ii) a plan of reorganization for the Exchange and the transactions contemplated hereby, qualifying under Code Section 368(a)(1)(B) for the transactions contemplated hereby, duly adopted by the Company; and (iii) such other documents as CannaKorp and/or the Exchanging Stockholders or their respective representatives may reasonably request in connection with the transactions contemplated hereby.

(c)       CannaKorp and/or the Exchanging Stockholders shall deliver or cause to be delivered to the Company the following: (i) the CannaKorp Shares beneficially owned by each Exchanging Stockholder, together with assignments, stock powers or endorsements in favor of the Company and (ii) such other documents as the Company may reasonably request in connection with the transactions contemplated hereby.

(d)       The Company shall deliver Common Stock Purchase Warrants (“Warrants”) for the purchase of shares of the Company’s common stock, in exchange for all outstanding and promised stock options of CannaKorp, to those persons named and in the amounts set forth on Schedule 1.03(d) attached hereto.

II. REPRESENTATIONS AND WARRANTIES OF CANNAKORP

CannaKorp represents and warrants to the Company, subject to the disclosures contained in the relevant Schedules (“CannaKorp Schedules”) attached hereto, as follows as of the date of this Agreement and as of the Closing:

2.01.        Organization; Corporate Matters.

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(a)       CannaKorp is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. CannaKorp has the corporate power and authority to carry on its business as presently conducted; and is licensed or qualified to do business in all jurisdictions in which the character of its properties or nature of its business requires it to be so licensed or qualified, other than such jurisdictions where the failure to be so qualified would not have a material adverse effect on its financial condition, results of operations or business.

(b)       The copies of CannaKorp’s amended and restated certificate of incorporation and bylaws, which have been made available to the Company prior to the Closing, are complete and correct copies thereof, and remain in effect on the date hereof.

(c)       The books and records of CannaKorp, all of which have been made available to the Company prior to the Closing, are complete and correct in all material respects.

2.02.        Capitalization.

(a)       As of the date of this Agreement, the authorized capital stock of CannaKorp consists of 3,853,565 shares of Series A-1 Preferred Stock (par value of $0.001 per share), 17,844,552 shares of Series A Preferred Stock (par value of $0.001 per share), and 45,000,000 shares of Common Stock (par value of $0.001 per share) that are owned by the CannaKorp Stockholders, in each case, as set forth in Schedule 2.02(a) attached hereto. All of the issued and outstanding shares of CannaKorp are duly authorized, validly issued, fully paid and non-assessable.

(b)       On the Closing Date, there shall be no pre-emptive or other rights, options, warrants, subscription rights, conversion rights, stock appreciation rights, redemption rights, or other agreements, arrangements or commitments to issue or sell any shares of CannaKorp capital stock, other than (i) those options to purchase the Common Stock of CannaKorp as set forth on Schedule 2.02(b)(i) attached hereto, and (ii) those options to purchase the Common Stock of CannaKorp promised to certain individuals but not yet granted as of the date hereof, as set forth on Schedule 2.02(b)(ii) attached hereto.

2.03.       Authority. CannaKorp has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of CannaKorp on or before the Closing Date, and no other corporate proceedings on the part CannaKorp are necessary to authorize this Agreement and the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by CannaKorp and constitutes a valid and binding agreement, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.04.       Subsidiaries and Investments. CannaKorp owns all of the issued and outstanding shares of capital stock of (a) Big Sky Logistics LLC, a Wyoming limited liability company, and (b) CannaKorp Technologies Inc., a British Columbia corporation. CannaKorp does not own any capital stock or have any interest in any other corporation, partnership or other form of business organization.

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2.05.       Financial Statements. The financial statements of CannaKorp and its subsidiary operations (“CannaKorp Financial Statements”), which have been made available to the Company prior to the Closing, fairly and accurately present the financial position and results of operations, on a consistent basis, as of the dates thereof and for the periods then ended, subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have Material Adverse Effect on CannaKorp (as “Material Adverse Effect” is defined in Section 4.01(a) below).

2.06       Absence of Material Changes. Since September 30, 2018, there has not been any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of CannaKorp or its subsidiaries, except changes in the ordinary course of business, which, individually and in the aggregate, have not been materially adverse, save and except (1) general market conditions that may have effected business similar in size to CannaKorp and operating in the same industry as CannaKorp, and (2) that the cash resources of CannaKorp have diminished as a result of the expenses incurred to create the business to be undertaken by CannaKorp.

2.07.       Litigation. To the actual knowledge of CannaKorp’s executive officers, (a) neither CannaKorp nor any of its subsidiaries is subject to any judgment, order, decree or stipulation of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, and (b) there is no litigation, proceeding or investigation pending or has been threatened in writing against CannaKorp or any of its subsidiaries affecting any of its respective properties or assets, or against any officer, director or stockholder of CannaKorp, that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of CannaKorp or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.08.       No Other Representations or Warranties. Except for the representations and warranties of CannaKorp contained in this Article II, CannaKorp does not make any representation or warranty, express or implied, at law or in equity, and any such other representation or warranty is hereby disclaimed. The Company hereby acknowledges that it has not relied on any representation or any warranty of CannaKorp that is not expressly set forth in Article II of this agreement, or any covenant or promise not expressly set forth in this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF THE EXCHANGING STOCKHOLDERS

Each of the Exchanging Stockholders, severally and not jointly, hereby represents and warrants to the Company as follows, as of the Closing Date:

3.01. Ownership of the CannaKorp Shares. Each Exchanging Stockholder owns, beneficially and of record, good and marketable title to the CannaKorp Shares owned by each such Exchanging Stockholder, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, or options. At the Closing, each Exchanging Stockholder will convey to the Company good and marketable title to the CannaKorp Shares owned by each such Exchanging Stockholder, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders' agreements or restrictions.

3.02.       Authority. A joinder agreement (in a form reasonably satisfactory to the Company) to this Agreement, whereby each Exchanging Stockholder becomes party to this Agreement in accordance with its terms, has been duly and validly executed and delivered by such Exchanging Stockholder and constitutes a valid and binding agreement, enforceable against each such Exchanging Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

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3.03.        U.S. Exchanging Stockholders. Each Exchanging Stockholder who is resident in the United States hereby represents and confirms that (i) he/she/it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, (“Securities Act”) and (ii) he/she/it is acquiring the Company Shares, for his/her/its own account and not with a view to resale, distribution or other disposition of any of the Company Shares in violation of United States federal or state securities laws; and (iii) acknowledges that he/she/it is not participating in the Exchange as a result of any “general solicitation” or “general advertising”, as those terms are used in Regulation D under the Securities Act, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet, or broadcast over radio, television or on the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

3.04       Non-US Resident Investors; Regulation S Compliance

(a)        Each Exchanging Stockholder who is not a resident of the United States represents that he/she/it is not a U.S. Person, as defined in Section 902 (k) of Regulation S as promulgated under the Securities Act. At the time of the negotiation of this Agreement, each non-U.S. resident Exchanging Stockholder was outside the United States and is outside the United States as of the date of the execution and delivery of this Agreement. Each such Exchanging Stockholder is acquiring the Company Shares for their own account and not for the account of any other person.

(b)        Any offers and resales of any shares of the Company Shares by an Exchanging Stockholder who is not a U.S. Person shall be made in compliance with any applicable securities laws of any applicable jurisdiction or pursuant to the registration requirements of the Securities Act or pursuant to an exemption from registration. None of the Company Shares has been, or will be, encumbered, offered, sold or otherwise transferred to, or for the account or benefit of, a U.S. Person or within the United States until after the end of a 6-month distribution compliance period beginning on the later of (i) the date of the Closing or (ii) the date the first offer of the Company Shares was made, as calculated under Regulation S and certified by the Exchanging Stockholder to the Company and thereafter only pursuant to a registration statement or applicable exemption from the registration requirements of the Securities Act.

3.05.        Investment Experience of Exchanging Stockholders. Each Exchanging Stockholder is able to bear the economic risk of acquiring the Company Shares to be issued in exchange of the CannaKorp Shares owned by each such Exchanging Stockholder pursuant to the terms of this Agreement, including a complete loss of each such Exchanging Stockholder’s investment in such Company Shares.

3.06.       Restricted Securities. Each Exchanging Stockholder acknowledges that the Company Shares to be owned by each such Exchanging Stockholder upon the consummation of the Exchange will not be registered pursuant to the Securities Act or any applicable state securities laws, that such Company Shares will be characterized as “restricted securities” under Rule 144 promulgated under the Securities Act, and that under such laws and applicable regulations, such Company Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, such Exchanging Stockholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

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3.07.        Legend and Resale Restrictions. Each Exchanging Stockholder acknowledges that the certificate(s) representing such Exchanging Stockholder’s pro rata portion of the Company Shares will set forth on the face or back thereof a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING OR OTHERWISE HOLDING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER (THE “COMPANY”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY; (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS; (D) PURSUANT TO THE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES; OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES AND, IN THE CASE OF PARAGRAPH (D) OR (E) ABOVE, IF REASONABLY REQUIRED BY THE COMPANY, THE SELLER HAS FURNISHED TO THE COMPANY OR THE COMPANY HAS OBTAINED AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT.HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

Each Exchanging Stockholder further acknowledges that any future open market sales by them of the Company Shares will be subject to the requirements of Rule 144 under the Securities Act. If any of the Company Shares are being sold in accordance with Regulation S, this legend may be removed by providing a customary declaration to the Company and transfer agent, if applicable, in the form as the Company may prescribe from time to time, together with any other evidence, which may include only in unusual circumstances an opinion of counsel of recognized standing reasonably satisfactory to the Company and/or transfer agent, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act.

3.08.        No Other Representations or Warranties. Except for the representations and warranties of each Exchanging Stockholder contained in this Article III, no Exchanging Stockholder makes any representation or warranty, express or implied, at law or in equity, and any such other representation or warranty is hereby disclaimed. The Company hereby acknowledges that it has not relied on any representation or any warranty of an Exchanging Stockholder that is not expressly set forth in Article III of this agreement, or any covenant or promise not expressly set forth in this Agreement.

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IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to CannaKorp and the Exchanging Stockholders subject to the disclosures contained in the relevant Schedules (“Company Schedules”) attached hereto, as follows, as of the date of this Agreement and as of the Closing:

4.01.        Organization; Corporate Matters.

(a)       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to carry on its business as presently conducted; and is licensed or qualified to do business in all jurisdictions in which the character of its properties or nature of its business requires it to be so licensed or qualified, other than such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” means, when used with respect to the Company or CannaKorp, as the case may be, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of the Company or CannaKorp and its subsidiaries, as the case may be, in each case taken as a whole, or materially impair the ability of the Company, on the one hand, or CannaKorp or the Exchanging Stockholders, on the other hand, to perform their respective obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

(b)       The Company has good and marketable title to its properties and other assets (other than property or an asset as to which the Company is a lessee, in which case it has a valid leasehold interest), except for encumbrances against such assets in respect of security interests granted in the ordinary course of business.

(c)       The copies of the Articles of Incorporation and the Bylaws of the Company, which have been made available to CannaKorp prior to the Closing, are complete and correct copies as amended and in effect on the date hereof. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws or other organizational documents in any material respect.

(d)       The books and records of the Company, all of which have been made available to CannaKorp prior to the Closing, are complete and correct in all material respects.

(e)       The Company is not in any default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

(f)       The Company: (i) is in compliance with all United States federal and state employment laws and employment practices; (ii) is not engaged in unfair labor practices; and (iii) has no collective bargaining or labor union of employees.

(g)       The Company is not insolvent, has not committed any acts of bankruptcy or had a receiver appointed on any of its assets.

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4.02.        Capitalization.

(a)       The authorized capital stock of the Company consists of 850,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, of which 89,124501 shares of Common Stock are issued and outstanding and 1,000,000 shares of Preferred Stock are issued and outstanding. When issued, the Company Shares will be duly authorized, validly issued, fully paid and non-assessable.

(b)       All of the issued and outstanding shares of Common Stock of the Company immediately prior to the Exchange are duly authorized, validly issued, fully paid and non-assessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive right or rights of first refusal created by statute, the Articles of Incorporation, as amended or any agreements to which the Company is a party or by which it is bound.

4.03.       Authority. The Company has full power and authority to enter into this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents” to which the Company is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Transaction Documents by the Company and the consummation by the Company   of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action of the Company, and no other corporate or other proceedings on the part of the Company   is necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Company and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

4.04.       Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, that may affect the validity of this Agreement or the Transaction Documents or the right of the Company to enter into this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any of its affiliates. Neither the Company nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company or any of its affiliates relating to the Company currently pending or which the Company or any of its affiliates intends to initiate.

4.05.       Financial Statements; SEC Filings.

(a)       The Company’s financial statements (“Company Financial Statements”) contained in its periodic reports (“Periodic Reports”) filed with the Securities and Exchange Commission (“SEC”) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Company Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Company Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Company Financial Statements, the Company has no material liabilities (contingent or otherwise). The Company is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. The Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

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(b)       The Company has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act and will continue to make such filings for a period of not less than two years from the Closing Date.

(c)       There has been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings or business of the Company since the most recently filed Company Financial Statements.

4.06.       Consents and Approvals; No Conflict. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company is a party or by which they any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of their properties or assets, (d) conflict with, result in a breach of, constitute a default under or accelerate the performance required by or result in the suspension, cancellation, material alteration or creation of an encumbrance upon any material agreement, license, permit or authority to which the Company is a party or by which the Company is bound or to which any material assets or property of the Company is subject, or (e) violate any provision of law or regulation or any judicial or administrative order, award, judgment or decree applicable to the Company, except in the case of clauses (b) (c), (d) and (e) for violations, breaches or defaults which are not in the aggregate material to the Company.

4.07        Duly Authorized. The issuance of the Company Shares has been duly authorized and, upon delivery to Exchanging Stockholders, of certificates therefor in accordance with the terms of this Agreement, the Company Shares will be validly issued, fully paid, and nonassessable, will have the rights, preferences and privileges specified, will be free of preemptive rights, and will be free and clear of all liens and restrictions, other than restrictions on transfer imposed by this Agreement and any applicable securities laws and the regulations and rules promulgated thereunder.

4.08.        Taxes. The Company has duly filed on a timely basis all material tax returns required to be filed by it and has paid all taxes which are due and payable and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, and adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed. There are no actions, suits, or claims asserted or assessed against the Company in respect of taxes, governmental charges or assessments, nor are any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by such governmental authority. The Company has withheld from each payment made by it to any person and remitted to the proper tax and other receiving offices within the time required all income tax and other deductions required to be withheld from such payments.

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4.09.        Compliance with Securities Laws. The Company has in all respects complied with applicable securities laws in connection with this Agreement and the transactions contemplated hereunder. None of the Company, its affiliates nor any person acting on its or their behalf has taken any action that would cause either the exemption from registration under Rule 506(c) of Regulation D and/or Section 4(a)(2) of the Securities Act for the offer and sale of the Company securities in the Exchange to, or for the account or benefit of, persons in the United States or U.S. Persons or the exclusion from registration under Regulation S for the offer and sale of the Company securities in the Exchange to, or for the account or benefit of, persons outside the United States that are not U.S. Persons to be unavailable.

4.10.        Subsidiaries. The Company’s subsidiaries are set forth on Schedule 4.10, attached hereto. The Company does not own nor have any obligation to acquire any securities or assets of any other person.

4.11.       Solvency. The Company (immediately after giving effect to the Exchange and the transactions contemplated by this Agreement, including the Company’s assumption of the CannaKorp Indebtedness) shall be solvent on a consolidated basis (i.e., its assets shall have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and the Company currently has no information that would lead it to conclude that the Company would not, after giving effect to the Exchange and the transactions contemplated by this Agreement (including the Company’s assumption of the CannaKorp Indebtedness), have the ability to, nor does it intend to take any action that would impair its ability to, pay its debts from time to time incurred in connection therewith as such debts mature. The Company did not receive a qualified opinion from its auditors with respect to its most recent fiscal year end and, after giving effect to the transactions contemplated by this Agreement, does not anticipate or know of any basis upon which its auditors might issue a qualified opinion in respect of its current fiscal year.

V. COVENANTS AND AGREEMENTS OF THE PARTIES

EFFECTIVE PRIOR TO CLOSING

5.01. Assumption of CannaKorp Liabilities by the Company. The Company will assume all outstanding liabilities of CannaKorp (“CannaKorp Indebtedness”), which includes but is not limited to, without duplication, all (a) trade accounts payable, (b) amounts for borrowed money (including amounts evidenced by notes, bonds, debentures or other similar instruments), (c) amounts owed and payable to current or former CannaKorp employees (including with respect to severance obligations), (d) outstanding amounts owed and payable with respect to foreign or U.S. federal, state or local taxes, (e) any unpaid interest, penalties, premiums, costs and fees related any of the obligations set forth in clauses (a) through (d) above, and (f) guarantees by the Company or its subsidiaries with respect to any of the obligations set forth in clauses (a) through (e) above.

5.02 Payment by the Company of CannaKorp Monthly Expenses. As set forth in that certain Letter of Intent by and between the Company and CannaKorp dated November 20, 2018, the Company will continue to pay and stay current with respect to CannaKorp’s monthly expenses, as further described in such Letter of Intent and Exhibit A thereto, until the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof.

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5.03       Canadian Listing. The Company will promptly take all commercially reasonable efforts and steps needed to become a listed company in Canada on the Canadian Securities Exchange.

VI. CONDITIONS TO CLOSING

6.01.       Conditions to Obligations of CannaKorp and Exchanging Stockholders. The obligations of CannaKorp and the Exchanging Stockholders to consummate the transactions contemplated under this Agreement shall be subject to each of the following conditions:

(a)       The Company shall have delivered or caused to be delivered the items listed in Sections 1.03(a), 1.03(b) and 1.03(d), duly executed by the Company where applicable.

(b)       The representations and warranties of the Company contained herein shall be true in all material respects at the Closing with the same effect as though made at such time, except for those representations and warranties made as of a particular date which shall be true and correct as of such date. The Company shall have performed in all material respects all of their respective obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)       As of the Closing Date, the Company shall be current in the filing of all of its Periodic Reports.

(d)       No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

(e)       All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of, filings with and notices to any governmental body, court, agency, official or authority and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

(f)       The Company shall have delivered an assumption agreement, in a form reasonably satisfactory to CannaKorp, duly executed by the Company, providing that the Company shall assume and timely discharge any CannaKorp Indebtedness not discharged at or prior to the Closing.

(g)       There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have a Material Adverse Effect on the Company.

6.02.       Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated under this Agreement shall be subject to the following conditions:

(a)       All outstanding shares of CannaKorp preferred stock shall have been converted into CannaKorp common stock.

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(b)       CannaKorp and/or the Exchanging Stockholders shall have delivered or caused to be delivered the items listed in Section 1.03(c).

(c)       The representations and warranties of CannaKorp and each of the Exchanging Stockholders contained herein shall be true in all material respects at the Closing with the same effect as though made at such time, except for those representations and warranties made as of a particular date which shall be true and correct as of such date. CannaKorp and each of the Exchanging Stockholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(d)       No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

(e)       All statutory requirements for the valid consummation by CannaKorp and each of the Exchanging Stockholders of the transactions contemplated by this Agreement, if any, shall have been fulfilled. All authorizations, consents and approvals of, filings with and notices to any governmental body, court, agency, official or authority and other persons required to be obtained in order to permit consummation by CannaKorp and each of the Exchanging Stockholders of the transactions contemplated by this Agreement shall have been obtained.

(f)       To the extent requested by the Company, CannaKorp shall have delivered to the Company resignations of the directors and board-appointed officers of CannaKorp from their respective positions as directors and/or officers of the Company. For clarity and for the avoidance of doubt, the Company may elect, in its absolute and sole discretion, to retain any or all of said CannaKorp officers, directors and employees.

(g)       CannaKorp shall have delivered or shall have caused to be delivered to the Company joinder agreements (in a form reasonably satisfactory to the Company and the Exchanging Stockholders party thereto) from Exchanging Stockholders representing no less than ninety percent (90%) of the outstanding capital stock, with such joinder agreements providing for such Exchanging Stockholders to become party to this Agreement in accordance with its terms and participate in the Exchange. For purposes of the immediately preceding sentence, “capital stock” shall assume that CannaKorp’s preferred stock has been converted into CannaKorp common stock, as contemplated in Section 6.02(a), above.

(h)       There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have a Material Adverse Effect on CannaKorp.

VII. POST-CLOSING COVENANTS

7.01   Post Closing Covenants of the Company.     The Company acknowledges that the agreements contained in this Article VII are an integral part of the transactions contemplated by this Agreement and that, without these agreements, CannaKorp and the Exchanging Stockholders would not enter into this Agreement.  The Company acknowledges and agrees that the failure by the Company to satisfy, perform and comply with the covenants set forth in this Section 7.01 (“Post-Closing Covenants”) following the Closing will have a material adverse effect on the Exchanging Stockholders.  During the period beginning upon the Closing and ending on the second anniversary of the Closing, the Company shall satisfy, perform, and comply with those of the following covenants as applicable:

(a)       The Company shall remain a Section 15(d) reporting company in compliance with and current in its reporting requirements under the Exchange Act, and remain quoted on, at a minimum, the OTCBB;

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(b)       The Company shall (i) certify in writing to any person holding restricted Company Shares pursuant to this Agreement that the Company has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person’s restricted stock under Rule 144 or 144A, as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports, upon being informed in writing by such person of its intent to sell any shares under Rule 144 or Rule 144A promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), (ii) if any certificate representing any restricted Company Shares is presented to the Company’s transfer agent for registration of transfer in connection with any sale theretofore made or to be made under Rule 144 or 144(a), provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel reasonably satisfactory to the Company and its counsel that such transfer has complied with the requirements of Rule 144 or 144A, as the case may be, and is not restricted by any applicable state securities law requirement, promptly instruct the Transfer Agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144 or 144A, as the case may be, and state securities law requirements, free of any stop transfer order or restrictive legend;

(c)       The Company shall respond in a timely manner, and to the satisfaction of the SEC, to any review or inquiry by the SEC to the Form 8-K with respect to this Agreement;

(d)       The Company shall file within the statutory time limits any required filings or notifications with the SEC, the Financial Industry Regulatory Authority and any other federal, state, foreign government or regulatory agency including any agency or organization with jurisdiction over any exchange on which the Company’s securities are listed or quoted.

(e)       None of the Company, its affiliates nor any person acting on its or their behalf will take any action that would cause either the exemption from registration under Rule 506(c) of Regulation D and/or Section 4(a)(2) of the Securities Act for the offer and sale of the Company securities in the Exchange to, or for the account or benefit of, persons in the United States or U.S. Persons or the exclusion from registration under Regulation S for the offer and sale of the Company securities in the Exchange to, or for the account or benefit of, persons outside the United States that are not U.S. Persons to be unavailable.

(f)       The Company will use its reasonable efforts within prescribed time periods, to prepare and file any forms or notices required to be filed under the Securities Act or applicable state securities laws in connection with the offer and sale of the Company securities in the Exchange to, or for the account or benefit of, persons in the United States or U.S. Persons.

(g)       If not completed prior to the Closing, the Company will promptly take all commercially reasonable efforts and steps needed to become a listed company in Canada on the Canadian Securities Exchange.

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VIII. TERMINATION

8.01.       Termination. This Agreement may be terminated, and the Closing may be abandoned, at any time prior to the Closing Date as follows:

(a)       by the mutual written consent of CannaKorp and the Company;

(b)       by either CannaKorp or the Company, upon written notice to the other, if (i) an injunction or restraining order shall be in effect restraining or prohibiting the transactions contemplated by this Agreement, and (ii) such injunction or restraining order has become final and not subject to further appeal;

(c)       by CannaKorp if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be cured by March 8, 2019 (“Outside Date”), or if capable of being cured by the Outside Date, shall not have been cured by the Outside Date; provided, that CannaKorp shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if CannaKorp is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(d)       by the Company if CannaKorp shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be cured by the Outside Date, or if capable of being cured by the Outside Date, shall not have been cured by the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e)       by CannaKorp, if all of the conditions set forth in Sections 6.01 and 6.02 (other than any conditions that by their terms are to be satisfied at the Closing; subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied or validly waived by the Company, CannaKorp has given irrevocable notice to the Company in writing that it stands ready, willing and able to consummate the Closing, and the Company fails to consummate the transactions contemplated by the Closing on the earlier of (i) the second (2nd) business day following the date the Closing should have occurred pursuant to Section 1.02, or (ii) the Outside Date; or

(f)       by the Company, if all of the conditions set forth in Sections 6.01 and 6.02 (other than any conditions that by their terms are to be satisfied at the Closing; subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied or validly waived by the CannaKorp and the Exchanging Stockholder, the Company has given irrevocable notice to the Company in writing that it stands ready, willing and able to consummate the Closing, and CannaKorp and the Exchanging Stockholders fail to consummate the transactions contemplated by the Closing on the earlier of (i) the second (2nd) business day following the date the Closing should have occurred pursuant to Section 1.02, or (ii) the Outside Date.

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8.02.       Effect of Termination. In the event of proper termination of this Agreement by either CannaKorp or the Company as provided in Section 8.01, this Agreement shall terminate, except Article X will survive indefinitely and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, however, nothing herein will relieve any party from liability for any willful breach of the terms of this Agreement or gross negligence prior to the termination of this Agreement.

IX.       INDEMNIFICATION

9.01.       Survival. The representation and warranties of CannaKorp and the Exchanging Stockholders contained herein shall survive the Closing and shall remain in full force and effect until the date that is the six (6) month anniversary of the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless a shorter period is specified herein. Any claims asserted in accordance with this Article IX must be brought prior to the expiration date of the applicable survival period set forth in this Section 9.01, provided, that, if such claim is brought prior to the expiration of the applicable survival period, such claim shall survive until finally resolved.

9.02.       Indemnification by the Exchanging Stockholders. Subject to the other terms and conditions of this Article IX (including the provisions and limitations set forth herein that are applicable), the Exchanging Stockholders shall, severally and not jointly, in accordance with the respective pro rata share of the Company Shares received in connection with the Exchange, indemnify and defend each of the Company and its current or former directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (collectively, the “Company Indemnified Persons”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnified Persons based upon, arising out of, with respect or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of CannaKorp or the Exchanging Stockholders contained in Articles II and III of this Agreement as of the date(s) such representation or warranty was made;

(b)        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by CannaKorp or the Exchanging Stockholders pursuant to this Agreement prior to Closing;

(c)       any claims related to fraud by the Exchanging Stockholders with respect to their ownership of the CannaKorp Shares; or

(d)       any claim by any Exchanging Stockholder relating to such person’s rights with respect to the Company Shares provided to the Exchanging Stockholders in connection with the Exchange.

9.03.        Indemnification by the Company. Subject to the other terms and conditions of this Article IX (including the provisions and limitations set forth herein that are applicable), the Company shall indemnify and defend each of the Exchanging Stockholders and CannaKorp’s current or former directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (collectively, the “CannaKorp Indemnified Persons”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the CannaKorp Indemnified Persons based upon, arising out of, with respect or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of the Company contained in Article IV of this Agreement as of the date(s) such representation or warranty was made;

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(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (whether prior to Closing or following the Closing);

(c)       any claims related to the fraud of the Company or the Company Indemnified Persons, in each case, as such fraud related to the transactions contemplated under this Agreement; or

(d)       any claims related to arising from the Company’s assumption of, negotiation or settlement of, or failure to pay as due, the CannaKorp Indebtedness.

9.04.       Certain Limitations. The indemnification provided for in Section 9.02 shall be subject to the following limitations:

(a)       In the event that an Exchanging Stockholder breaches any representation or warranty set forth in Article III of this Agreement (“Breaching Stockholder”), such Breaching Stockholder (and only such Breaching Stockholder) shall be liable to the Company Indemnified Persons, but not in an amount to exceed, those Company Shares received by such Breaching Stockholder in the Exchange, to the extent held by such Breaching Stockholder at the time of the applicable claim.

(b)       The Company acknowledges and agrees that the Company Indemnified Persons sole source of indemnification pursuant to this Agreement shall, with respect to each Exchanging Stockholder, be those Company Shares received by such Exchanging Stockholder in the Exchange, to the extent held by such Exchanging Stockholder at the time of the applicable claim.

9.05.       Losses. For purposes of this Agreement, “Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, consequential or special damages or lost profits, except to the extent such damages are actually awarded to a governmental authority or other third party.

9.06.       Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. For purposes of this Article IX, if any Exchanging Stockholder(s) shall be an Indemnified Party or the Indemnifying Party under the terms hereof, any references to such terms shall instead refer to the Stockholder Representative appointed to act on behalf of such Exchanging Stockholder(s) pursuant to Section 10.03, only with respect to any Exchanging Stockholder(s). Any payment received by the Stockholder Representative as the Indemnified Party shall be distributed to the Exchanging Stockholders in accordance with this Agreement.

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(a)       Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any person or entity who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is an Exchanging Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a person or entity that is a supplier or customer of CannaKorp, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinions of counsels to the Indemnified Party and the Indemnifying Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.06(b), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Stockholder Representative and the Company shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)       Settlement of a Third Party Claim. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.06(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)       Direct Claims. Any Action by an Indemnified Party on account of Losses which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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9.07.       Exclusive Remedies. Subject to Section 10.16, the parties hereto acknowledge and agree that after Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX.

X. MISCELLANEOUS

10.01.       Tax Treatment. The Exchange contemplated hereby is intended by the Company to qualify as a so-called “tax-free” reorganization and/or incorporation under the provisions of Section 368(a)(1)(B) and or Section 351 of the Code. The parties hereto acknowledge that they each have been represented by their own tax advisors in connection with this transaction; and that while neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney’s opinion or private letter ruling has been obtained with respect to the treatment of such transactions or the effects thereof under the Code, the Company has taken all reasonable steps to qualify the Exchange as a “tax-free” reorganization and/or incorporation under the provisions of Section 368(a)(1)(B) and or Section 351 of the Code.

10.02       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier, mailed by registered or certified mail (postage prepaid and return receipt requested), to delivered by electronic transmission with evidence of receipt to the party to whom the same is so delivered, sent or mailed at addresses set forth below:

If to the Company:	Rubin Schindermann
Chief Executive Officer
Target Group Inc.
55 Administration Road, Unit #13
Vaughn, Ontario, Canada L4K 4G9
Email: rubin@targetgroupinc.ca

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with a copy to:	Robert C. Laskowski
Robert C. Laskowski Law Office
520 SW Yamhill, Suite 600
Portland, OR 97204-1329
Email: rcl@roblaw.us

If to CannaKorp:	Jonathan Danforth
Chief Executive Officer
CannaKorp Inc.
74 Maple Street
Stoneham, Massachusetts 02180
Email: JDanforth@cannakorp.com

with a copy to:	Josef B. Volman
Attorney at Law
Burns & Levinson LLP
125 Summer Street
Boston, MA 02110
Email: jvolman@burnlev.com

If to the Exchanging Stockholders:

c/o David Manly
39 Arrowhead Road
Duxbury, MA 02332
Email: Davemanly@gmail.com

with a copy to Burns & Levinson LLP at the address above.

10.03.       Stockholder Representative.

(a)       From and after the Closing, David Manly shall act as the “Stockholder Representative” under this Agreement and, in such capacity, each Exchanging Stockholder executing a joinder agreement to this Agreement and thereby becoming a party to this Agreement irrevocably and exclusively appoints, authorizes and empowers as such Exchanging Stockholders’ attorney-in-fact, with full power of substitution, to take all actions and make all decisions and determinations on behalf of Exchanging Stockholders in respect of this Agreement, all of the ancillary documents contemplated hereby and the transactions contemplated hereby and thereby. Without limiting the generality of the prior sentence, the Stockholder Representative shall be exclusively authorized to (i) negotiate, execute and deliver all amendments, modifications and waivers to the this Agreement and/or any other document entered into in connection with the ancillary documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) take all actions on behalf of the members of the Exchanging Stockholders in connection with any claims or disputes with respect to this Agreement, the ancillary documents contemplated herein and/or the transactions contemplated hereby and thereby, (iii) initiate, prosecute, defend and/or settle such claims and disputes, and (iv) take all actions and sign all documents necessary, convenient or advisable to accomplish any of the foregoing. No Exchanging Stockholder shall be permitted to take any such actions without the prior written approval of the Stockholder Representative. This power of attorney is deemed coupled with an interest and shall survive the death, incapacity, disability, termination, liquidation, dissolution or any other event affecting any Exchanging Stockholder. The Company shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement (including Article IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Exchanging Stockholder by the Stockholder Representative, and on any action taken or purported to be taken on behalf of any Exchanging Stockholder by the Stockholder Representative, as being fully binding on such Exchanging Stockholder.

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(b)        The Stockholder Representative will not receive a fee for serving as the representative of the Exchanging Stockholders hereunder. The Stockholder Representative shall not be liable to any Exchanging Stockholder for any action taken by the Stockholder Representative pursuant to this Agreement, and the Exchanging Stockholders shall, severally and jointly, indemnify and hold the Stockholder Representative harmless from and against any and all Losses arising out of or relating to the Stockholder Representative serving in this capacity, except in each case if and to the extent the Stockholder Representative has engaged in willful misconduct.

(c)       The Stockholder Representative is serving in this capacity solely for purposes of administrative convenience. The Stockholder Representative is not and shall not be personally liable for any of the obligations of CannaKorp or the Exchanging Stockholders hereunder, and the Company Indemnified Persons agree that they will not look to the underlying assets of the Stockholder Representative for the satisfaction of any obligations of the Exchanging Stockholders.

(d)       The Stockholder Representative may resign from such role upon at least ten (10) days prior written notice to the Exchanging Stockholders and the Company. The Exchanging Stockholders shall appoint a replacement and from and after such appointment, such person shall be the “Stockholder Representative” for all purposes hereof. All rights of the Stockholder Representative to indemnification and exculpation hereunder shall survive such resignation.

10.04.       Further Assurances. From time to time, at the other party’s request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

10.05.       Parties in Interest; No Third Party Beneficiaries. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

10.06.       Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

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10.07. Further Assurances. Each of the parties to this Agreement shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and instruments as the other party may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use its or their best efforts and take all such steps as may be reasonably within its power to implement to their full extent the terms of this Agreement.

10.08.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.09.       Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflict of laws doctrines. Any and all actions brought under this Agreement shall be brought in the appropriate state or federal courts of within the State of Delaware. Each party hereby waives any right to object to the convenience of such venue.

10.10.       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

10.11.       Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

10.12.       Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

10.13        Assignability. This Agreement, together with all other documents and instruments referred to herein, shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

10.14.       Expenses. At or prior to the Closing, the Company shall pay all of CannaKorp’s expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers, provided however, that in the event this Agreement is terminated pursuant to Article VIII, CannaKorp shall be responsible for paying all of its expenses incurred in connection with the transaction contemplated by this Agreement.

10.15.       Publicity. Except as otherwise required by applicable law or the rules of the SEC to which the Company is subject, so long as this Agreement is in effect, neither CannaKorp nor the Company shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

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10.16.       Enforcement. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each party hereby irrevocably waives, in any action or proceeding for an injunction or for specific performance, the defense (or other assertion) of adequacy of a remedy at law or lack of irreparable harm, and any requirement for the posting of any bond or other security in connection with any such remedy. The remedy of specific performance will be in addition to any other remedy or remedies to which the parties may be entitled at law or in equity.

10.17.       Attorney-Client Privileged Communications. Recognizing that Burns & Levinson LLP has acted as legal counsel to CannaKorp prior to the Closing, the Company acknowledges and agrees that, except as provided below or at law, all communications involving attorney-client confidences between CannaKorp and Burns & Levinson LLP in the course of negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client privileges that belong to CannaKorp and not the Company, which privilege may be asserted by the Stockholder Representative on behalf of the Company. Notwithstanding the foregoing, in the event a dispute arises between the Company or any of its affiliates, on the one hand, and a third party, on the other hand, the Company or its affiliate may assert the attorney-client privilege to prevent disclosure of confidential communications by Burns & Levinson LLP to such third party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

EXCHANGING STOCKHOLDERS: Whose names and signatures appear on the joinder agreement pages attached hereto	TARGET GROUP INC. By: /s/ Rubin Schindermann Name: Rubin Schindermann Title: Chief Executive Officer

CANNAKORP INC.

By: /s/ Jonathan P. Danforth
Name: Jonathan P. Danforth
Title: CEO/President

DAVID MANLY, AS STOCKHOLDER REPRESENTATIVE

/s/ David Manly

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